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                                                             Exhibit 4(b)(ii).11




Summary Translation of Amendment No. 4 to the Interconnection Agreement between EuroTel and Globtel, a.s. This Amendment No. 4, dated April 1, 2001 changes prices for the interconnection under the pricing attachment of the Agreement.